FieldPoint Petroleum Corporation Completes Wilcox Test Well in South Texas

October 29, 2008

AUSTIN, TX - (Businesswire) -  FieldPoint Petroleum Corporation (AMEX:FPP) today announced completion of a gas test well in South Texas.  The well is flowing in the Middle Wilcox formation.

FieldPoint’s President and CEO, Ray D. Reaves said, ”FieldPoint and its industry partners are excited to have this successful completion on schedule.  I believe the initial results support drilling a second well on this prospect, and discussion of this with our partners has begun.   If agreed to, it is possible that drilling of the second well could be initiated before year end.    Our focus remains on increasing revenues, earnings and reserves, and we will continue to explore all opportunities that help us achieve these objectives.”

The well is currently flowing at approximately 3 mmcfed (million cubic feet of natural gas equivalent per day) on a 12/64 choke at 2800psi.  At 11,754 to 11,792 feet, the Middle Wilcox zone was perforated and at this time no further stimulation has been necessary.  It is, however, premature to predict sustained future flow rates.   We will monitor the flow rates and pressures to determine if additional actions will be required to maintain or increase production.  The well has been connected to the pipeline and natural gas sales have began at this time.

FieldPoint has a 5% working interest in the well and estimates its total cost in this well to be approximately $315,000.  Additional expenses could be incurred if further stimulation and/or completion of the other Wilcox zones should occur.

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com